Exhibit 99.1

*** NEWS RELEASE ***

TO:	All Area News Agencies	For More Information Contact:

FROM:	First Commonwealth	John Dolan, Executive Vice President and
	Financial Corporation	Chief Financial Officer First Commonwealth Financial Corporation (724) 349-7220
DATE:	January 16, 2007

Dolan to Become President and CEO at First Commonwealth

Indiana, PA., (January 16, 2007) — First Commonwealth Financial Corporation (NYSE:FCF) announced today that John J. Dolan has been selected to become President and Chief Executive Officer on March 1, 2007, succeeding the current President, Joseph E. O’Dell, who is stepping down effective February 28, 2007. David S. Dahlmann, Chairman of the Board, announced that the Board today accepted with regret the resignation of Mr. O’Dell. Mr. Dahlmann stated, “Joe O’Dell decided that it was time for him to conclude his remarkable forty-two year career, the last twelve years as President and CEO of the Corporation. His many contributions to building First Commonwealth to the strong organization that we have today have been significant and are deeply appreciated by the Board and all of us at First Commonwealth. The Board has exercised its succession plan in naming John Dolan, the current Executive Vice President and Chief Financial Officer, as only the third President in the Corporation’s history.”

Joe O’Dell stated, “I determined that the time was right for me and the organization to install the next generation of leadership at First Commonwealth. John Dolan has my full confidence and support. The best years for First Commonwealth lie in the future and I know that John and his seasoned management team will be very successful.”

Dave Dahlmann announced, “First Commonwealth’s commitment to be the First Choice for financial services in our marketplace will not only continue but accelerate under John Dolan’s leadership. We are also very pleased that Joe has agreed to be available, on a consultative basis, to assist in achieving our vision of First Choice.”

John Dolan, 50, has been with the organization for 27 years and was named Chief Financial Officer in 1987. John is currently Chairman of the Indiana County Chamber of Commerce, Treasurer of the Indiana Regional Medical Center, a member of the West Liberty State College Foundation Board and other volunteer organizations. He and his wife Kim live in Indiana and have three children David, Rob and Beth. They also have a daughter-in-law, Tara, and one grandson, Michael.

**MORE**

In a related appointment, Edward J. Lipkus III, 43, has been named as Chief Financial Officer also effective March 1, 2007. Ed joined the organization as First Commonwealth’s Senior Vice President and Controller in August 2006. Prior to joining First Commonwealth, Mr. Lipkus served as First Vice President, Controller and Principal Accounting Officer for Valley National Bancorp., a $12 billion bank holding company located in Wayne, New Jersey. Ed and his wife Bernadette live in Indiana with their four-year old triplets Erin, Joseph and Kristin.

About First Commonwealth Financial Corporation

First Commonwealth Financial Corporation is a $6.1 billion bank holding company headquartered in Indiana, Pennsylvania. It operates 110 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank and trust company. Financial services and insurance products are also provided through First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.

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